Exhibit (m) (iv) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K



                  AMENDED AND RESTATED MASTER DISTRIBUTION PLAN
                                CLASS A SHARES OF
                             FUNDMANAGER PORTFOLIOS

         This Distribution Plan (the "Plan") was adopted by the Board of Trustees for FundManager Portfolios (the "Trust") on March 14, 1995 and amended and restated on June 13, 1995, November 11, 1996, May 20, 1997, and December 31, 1998.

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment company Act of 1940 (the "Act") and is authorized to issue shares of beneficial interest in separate series (or sub-trusts) ("Portfolios") which may be divided into one or more separate classes of shares of beneficial interest (a "Class"); and

         WHEREAS, the Trust employs Freedom Capital Management Corporation (the "Adviser") to render investment management services with respect to the Portfolios as the Trustees shall establish and designate from time to time; and

         WHEREAS, the Trust employs Freedom Distributors Corp., Edgewood Services, Inc., Tucker Anthony Incorporated and Sutro & Co. Incorporated (each a "Distributor" and collectively, the "Distributors") to distribute the shares of each Portfolio designated as Class A Shares (formerly, the Financial Adviser Class of shares) (the "Shares"); and

         WHEREAS, the Trust intends to compensate the Distributors for (1) their distribution-related activities, such as advertising and marketing the Shares, and (2) payments to broker-dealers, banks and other financial institutions, or other intermediaries ("Service Organizations") for shareholder services and for services rendered in the distribution of the Shares and for the provision of certain shareholder services with respect to the Shares;

         WHEREAS, the Board of Trustees determined on December 15, 1998, to amend and restate this Plan to reflect the redesignation of the existing Financial Adviser Class shares as Class A Shares and to make certain other changes to the permissibility of payments under this Plan.

         WHEREAS, the Board of Trustees of the Trust has determined to adopt this Plan and has determined that there is a reasonable likelihood that the Plan will benefit the Class A Shares shareholders; and

         NOW THEREFORE, the Trust adopts the Plan on the following terms and conditions:

         1. The Plan shall pertain to Class A Shares of such Portfolios as shall be designated from time to time by the Trustees of the Trust in any Supplement to the Plan ("Supplement").

         2. The Trust will compensate the Distributors for distributing and marketing the Shares and for the provision of certain shareholder services. Such distribution and shareholder servicing costs and expenses would include, but not be limited to (i) advertising by radio, television, newspapers, magazines, brochures, sales literature, direct mail or any other form of advertising, (ii) expenses of sales employees or agents of the Distributors, including salary, commissions, travel and related expense, (iii) payments to Service Organizations for services in connection with the provision of personal services and shareholder account maintenance services and the distribution of Shares, including fees calculated with reference to the average daily net asset value of Shares held by shareholders who have a brokerage or other service relationship with the Service Organization receiving such fees, (iv) costs of printing prospectuses and other materials to be given or sent to prospective investors (including costs and fees incurred in qualifying the Shares in the states in which it is to be sold) and (v) such other similar services as the Trustees determine to be reasonably calculated to result in the sale of Shares.

         The Distributors will be compensated on a monthly basis, subject to an annual limit of the average daily net assets of the Shares of each Portfolio as shall be set forth with respect to a Portfolio in any Supplement to the Plan. Payments made out of or charged against the assets of the Shares of a Portfolio must be for distribution services rendered for or on behalf of the Shares of the Portfolio or for personal services or shareholder account maintenance services rendered to the Portfolio's Class A Shares shareholders. The Distributors may also receive and retain brokerage commissions or other remuneration or compensation with respect to portfolio transactions for a Portfolio to the extent not prohibited by the Portfolio's Prospectus or Statement of Additional Information.

         3. As consideration for providing (or causing to be provided) personal services and shareholder account maintenance services, the Distributors may pay Service Organizations a fee at an annual rate up to 0.25% of the average daily net assets attributable to the Shares of a Portfolio for its then-current fiscal year, and be compensated therefore under the terms of this Plan.

         4. This Trust shall pay all costs and expenses in connection with preparation, printing and distribution of the Trust's prospectuses to current shareholders and the implementation and operation of the Plan.

         5. The Plan shall not take effect with respect to Shares of a Portfolio until it has been approved, together with any related Agreements and Supplements, by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreement.

         6. The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 5.

         7. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall provide to the Trust's Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         8. Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated with respect to a Portfolio at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of a Portfolio, on not more than 60 days' written notice to any other party to the agreement, and (b) that such agreement shall terminate automatically in the event of its assignment.

         9. The Plan may be terminated at any time, without payment of any penalty, with respect to each Portfolio, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of that Portfolio.

         10. The Plan may be amended at any time in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940.

         11. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

         12. The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 7 hereof for a period of not less than six years from the date of the Plan, the agreements or such report, as the case may be, the first two years of which shall be in an easily accessible place.


                                                     FundManager Portfolios

                                                     By:  /s/ John Danello
                                                     Name:  John Danello
                                                     Title: President

                             FUNDMANAGER PORTFOLIOS

                Amended and Restated Distribution Plan Supplement
                                 CLASS A SHARES
                                       OF
                           AGGRESSIVE GROWTH PORTFOLIO
                                GROWTH PORTFOLIO
                          GROWTH WITH INCOME PORTFOLIO
                                 BOND PORTFOLIO
                         MANAGED TOTAL RETURN PORTFOLIO
                             INTERNATIONAL PORTFOLIO

         WHEREAS, FundManager Portfolios (the "Trust") is an open-end investment company organized as a Delaware business trust which consists of separate series (or sub-trusts) of shares of beneficial interest which may be divided into one or more classes of shares of beneficial interest as may be established and designated by the Trustees from time to time; and

         WHEREAS, the Trust has adopted a Master Distribution Plan ("Plan") which provides that the Plan shall pertain to the Class A Shares of such series as shall be designated from time to time by the Trustees of the Trust in any Supplement to the Plan; and

         WHEREAS, Aggressive Growth Portfolio, Growth Portfolio, Growth with Income Portfolio, Bond Portfolio, Managed Total Return Portfolio and International Portfolio (each, a "Portfolio") is a separate series of the Trust with a class of shares of beneficial interest designated as Class A Shares.

         NOW, THEREFORE, the Trustees of the Trust hereby take the following actions, subject to the conditions set forth:

                  1. As provided in paragraph 1 of the Plan, the Trust hereby adopts the Plan on behalf the Class A Shares of each Portfolio, the terms and conditions of such Plan being hereby incorporated herein by reference;

     2. The term "Portfolio" as used in the Plan shall refer to each Portfolio; and

                  3. As provided in paragraph 2 of the Plan, the Distributors shall be compensated for distribution-related activities as set forth in the Plan, subject to an annual limit with respect to each Portfolio of 0.25% of that Portfolio's average daily net assets attributable to its Class A Shares.

As amended and restated on December 31, 1998.

                                                     FundManager Portfolios

                                                     By:  /s/ John Danello
                                                     Name:  John Danello
                                                     Title: President